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Dear Fellow Shareholder:

Enclosed is the proxy statement and proxy card for a special meeting of shareholders of the Wayne Hummer Money Fund Trust (the "Fund") called for June 30, 1999. We invite you to attend this meeting to vote on several important issues. If you do not plan to attend, it is imperative that you vote on these issues by one of the following means:
     1.) signing and mailing your proxy card;
     2.) using touch-tone telephone; or
     3.) using the internet.
We have enclosed the instructions on the use of telephone and internet voting.

There are a number of items included in the proxy, so I want to highlight a few items being proposed.

     Fundamental Investment Policy Changes
     Item 2 asks you to vote on changes to the fundamental investment policies of the Fund. By updating these policies, we put them in line with funds that have been established in more recent years and are able to take advantage of some of the newer investment opportunities. Most of these policy changes will have no effect on the day-to-day operations of the Fund. We will continue to follow our same conservative philosophy.

     Reorganization
     Item 3 addresses the proposed reorganization of the Fund into the Wayne Hummer Investment Trust. The purpose of this change is to consolidate all of the Wayne Hummer Funds under one trust and include them all in one prospectus. This reorganization has the potential to significantly reduce the Fund's cost to the shareholders and provide easy access to information on all of the Wayne Hummer Funds.

The Board of Trustees has carefully reviewed and unanimously approved all of the proposals. We think that there are many direct and indirect benefits to you as a result of these changes. If you do not plan to attend the special meeting, please return your proxy card promptly to avoid additional expense to the Fund.

Thank you in advance for voting your ballot and helping us to improve the operations of our Fund.

                                         Very truly yours,


                                         Philip M. Burno
                                         Chairman of the Board of Trustees
                                         Wayne Hummer Money Fund Trust